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                               EXHIBIT (11)

                            CMI CORPORATION
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except per share data)

                                         Three Months Ended  Nine Months Ended
                                            September 30       September 30
                                         ------------------  -----------------
                                              1996     1995       1996    1995
                                              ----     ----       ----    ----

PRIMARY EARNINGS PER SHARE

Net income per statements of operations    $ 2,333      878      6,212  18,054

Deduct dividends on preferred stock        $   151      133        272     315

Deduct accretion of preferred stock
 discount                                  $     -        2          -       7
                                            ------   ------     ------  ------
Net Income Available to Common Stock       $ 2,182      743      5,940 $17,732
                                            ======   ======     ======  ======
Weighted average common shares
 outstanding                                20,468   20,376     20,413  20,362

Add dilutive effect of outstanding
 stock options (as determined using
 the treasury stock method)                    204      549        344     561
                                            ------   ------     ------  ------
Weighted average common shares
 outstanding, as adjusted                   20,672   20,925     20,757  20,923
                                            ======   ======     ======  ======
Primary earnings per share                 $   .11      .04        .29     .85
                                            ======   ======     ======  ======

FULLY DILUTED EARNINGS PER SHARE

Net income applicable to common stock
 as shown in primary computation above     $ 2,182      743      5,940  17,732
                                            ------   ------     ------  ------
Weighted average common shares
 outstanding                                20,468   20,376     20,413  20,362

Add fully dilutive effect of
 outstanding stock options (as
 determined using the treasury stock
 method)                                       204      549        344     561
                                            ------   ------     ------  ------
Weighted average common shares
 outstanding, as adjusted                   20,672   20,925     20,757  20,923
                                            ======   ======     ======  ======
Fully diluted earnings per share           $   .11      .04        .29     .85
                                            ======   ======     ======  ======
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